Exhibit 99.1

Connecture Reports Financial Results for Third Quarter 2016

BROOKFIELD, Wis. — November 7, 2016 — Connecture, Inc. (Nasdaq: CNXR), a provider of web-based information systems used to create health insurance marketplaces, today announced financial results for the quarter ended September 30, 2016.

“Our third quarter results were marked by great progress towards meeting our clients’ objectives for a successful 2017 AEP and OEP enrollment season. We are particularly encouraged by a number of new marketplace launches for significant clients. We remain focused on efforts to add more new clients, as well as successfully renewing our core base of customers. To that end, during the third quarter, we signed several new broker and provider sponsored health plan customers and achieved a 100% renewal rate for customers with contracts up for renewal during the quarter,” remarked Jeff Surges, President and CEO of Connecture. “While our third quarter revenue was better than expected, our profitability was impacted by greater than expected resources required to assist recently implemented customers. In light of these results, we are continuing our focus on cost management and productivity initiatives to lower expenses while ensuring that we continue to meet our clients’ expectations. We are confident that these efforts will improve our results as we close out the last quarter and head into 2017.”

Third Quarter 2016 Financial Results

•

Total revenue was $24.7 million, compared to $22.7 million in the third quarter of 2015, representing a year-over-year increase of 9%. The increase in revenue was primarily driven by higher revenue in our Enterprise/Commercial segment from the satisfaction of certain customer obligations during the third quarter of 2016. Excluding revenue from our Enterprise/State segment, which declined by $2.4 million in the third quarter of 2016 compared to the third quarter of 2015, revenue in the third quarter of 2016 increased by approximately 23%, compared to the third quarter of 2015.

•

Gross margin was $8.8 million, or 36% of total revenue, compared to $10.1 million or 44% of total revenue in the third quarter of 2015. Adjusted gross margin was $10.1 million, or 41% of total revenue, compared to $11.4 million, or 50% of total revenue, in the third quarter of 2015. Gross margin and adjusted gross margin for the third quarter of 2016 include the year-on-year impact of having one remaining Enterprise/State segment customer, an increase in outside contractor costs incurred in the third quarter of 2016 related to certain of our Enterprise/Commercial and Private Exchange segment customers, and $0.2 million of costs associated with the integration of the June 2016 ConnectedHealth acquisition. We expect our continued cost management and productivity efforts to decrease our outside contractor costs in the fourth quarter of 2016, which we believe will improve our gross margins.

•	Loss from operations was ($2.5) million, compared to an operating loss of ($0.9) million in the third quarter of 2015.
•	Net loss was ($3.1) million, compared to a net loss of ($2.3) million in the third quarter of 2015.
•

Adjusted EBITDA reflected a loss of ($0.6) million, compared $1.8 million in the third quarter of 2015. Adjusted EBITDA for the third quarter of 2016 includes the impact of $0.2 million of integration costs related to the June 2016 ConnectedHealth acquisition, as well as $0.5 million of severance costs, primarily related to our former President and Chief Product Officer.

•

Cash and cash equivalents totaled $16.7 million and debt less cash and cash equivalents totaled $18.8 million at September 30, 2016, compared to $19.0 million and $16.4 million, respectively, at June 30, 2016.

•	Cash used in operations for the three months ended September 30, 2016 was $1.7 million, compared to $1.6 million for the same period last year.

Recent Business Highlights

•	Added four new customers during the third quarter in our broker segment and one new provider sponsored health plan customer.
•

Successfully renewed 100% of our customer contracts up for renewal during the third quarter, including: Blue Cross Blue Shield of Massachusetts, Blue Cross Blue Shield of Nebraska, Independence Blue Cross, Nationwide, SCAN Health and Stanford Health Care.

•

Total contracted backlog at September 30, 2016 was $82.3 million, compared to $95.7 million at June 30, 2016 and $82.9 million at September 30, 2015. The sequential decrease from June 30, 2016, was anticipated and was primarily due to the completion of customer deliverables during the quarter related to the upcoming open enrollment season.

Business Outlook

Connecture is reiterating its full year 2016 guidance for total revenue and revising guidance on adjusted EBITDA as indicated below:

•	Total revenue is expected to be in the range of $85.0 million to $88.0 million.
•

Adjusted EBITDA is expected to be in the range of zero to ($2.0) million, down from the previously expected range of zero to $2.0 million, due primarily to the impact of certain one-time severance costs and the impact of higher than expected outside contractor costs in support of implemented customers.

Conference Call

Connecture’s management will host a conference call at 5:00 p.m. EDT on Monday, November 7, 2016, to discuss the third quarter 2016 results. The conference call will be accessible by dialing 877-930-8068 and referencing conference ID 6403549. A live webcast of the conference call will also be available on the investor relations section of the Company's website at investors.connecture.com.

Use of Non-GAAP Measures

To provide additional information regarding Connecture’s financial results, Connecture has disclosed in this press release adjusted gross margin and adjusted EBITDA, each a non-GAAP financial measure. Connecture defines adjusted gross margin as gross margin before depreciation and amortization expense, as well as stock-based compensation expense. Connecture defines adjusted EBITDA as net income (loss) before net interest, other expense, taxes, depreciation and amortization expense, adjusted to eliminate stock-based compensation and non-cash changes in fair value of contingent consideration and impairments of goodwill, intangible and long-lived assets, if any. Connecture also has provided forward-looking guidance on adjusted EBITDA.  Connecture is unable to predict with reasonable certainty the ultimate outcome of the exclusions to net income (loss) required to calculate adjusted EBITDA without reasonable effort.  Therefore, Connecture has not provided guidance for GAAP net loss or a reconciliation of the forward-looking adjusted EBITDA guidance to GAAP net loss.

Connecture has included adjusted gross margin and adjusted EBITDA as supplemental financial measures in this press release because they are key measures used by its management and board of directors to understand and evaluate its core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans, and because management believes that they provide useful information in understanding and evaluating Connecture’s operating results. However, use of adjusted gross margin and adjusted EBITDA as analytical tools has limitations, and you should not consider them in isolation or as substitutes for analysis of Connecture’s financial results as reported under GAAP. A reconciliation to the closest GAAP measures of these non-GAAP measures is contained in the accompanying tables.

About Connecture

Connecture (NASDAQ: CNXR) is a leading web-based consumer shopping, enrollment and retention platform for health insurance distribution. Connecture offers a personalized health insurance shopping experience that recommends the best fit insurance plan based on an individual's preferences, health status, preferred providers, medications and expected out-of-pocket costs. Connecture's customers are health insurance marketplace operators such as health plans, brokers and exchange operators, who must distribute health insurance in a cost-effective manner to a growing number of insured consumers. Connecture's solutions automate key functions in the health insurance distribution process, allowing its customers to price and present plan options accurately to consumers and efficiently enroll, renew and manage plan members.

Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, contained in this press release, including statements regarding Connecture’s strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “predict,” “project,” “target,” “potential,” “will,” “would,” “could,” “should,” “continue,” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words.

These forward-looking statements include, among other things, statements about management’s estimates regarding future market growth, revenues and financial performance and other statements about management’s beliefs, intentions or goals. Connecture may not actually achieve the plans, intentions or expectations disclosed in the forward-looking statements, and you should not place undue reliance on Connecture’s forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to differ materially from the expectations disclosed in the forward-looking statements, including, but not limited to, risks related to  (1) Connecture’s ability to manage its expected long-term growth, including accurately planning and forecasting its financial results and hiring, retaining and motivating employees; (2) the competitive environment for Connecture’s business and the market for Connecture’s solutions; (3) Connecture’s ability to maintain historical contract terms; (4) Connecture’s ability to operate its proprietary software, transition to new platforms and provide innovative and high quality software and services; (5) errors, interruptions or delays in Connecture’s services; (6) breaches of Connecture’s security measures; (7) Connecture’s ability to comply with regulatory requirements; (8) technological and regulatory developments; (9) litigation related to intellectual property and other matters and any related claims, negotiations and settlements; and (10) other risks and potential factors that could affect Connecture’s business and financial results identified in Connecture’s filings with the Securities and Exchange Commission (the “SEC”), including Connecture’s Annual Report on Form 10-K and its quarterly reports on Form 10-Q. The forward-looking statements contained in this press release reflect Connecture’s current views with respect to future events, and Connecture assumes no obligation to update or revise any forward-looking statements except as required by applicable law.

Investor Contact:

James Purko

Connecture, Inc.

jpurko@connecture.com

Phone: 262-432-8210

Media Contact:

Matt Schlossberg

Amendola Communications

mschlossberg@acmarketingpr.com

Phone: 630-935-9136

Source: Connecture

Connecture, Inc.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(In thousands, except share and per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenue	$24,729	$22,667	$61,015	$66,708
Cost of revenue (1)	15,891	12,598	41,907	37,938
Gross margin	8,838	10,069	19,108	28,770
Operating expenses:
Research and development (1)	5,824	5,274	17,188	17,858
Sales and marketing (1)	2,446	2,329	7,876	7,514
General and administrative (1)	3,079	3,360	9,616	10,823
Total operating expenses	11,349	10,963	34,680	36,195
Loss from operations	(2,511)	(894)	(15,572)	(7,425)
Other expenses:
Interest expense	584	1,438	2,851	4,275
Other expense (income), net	56	(1)	1,939	8
Loss before income taxes	(3,151)	(2,331)	(20,362)	(11,708)
Income tax benefit	85	23	60	42
Net loss	$(3,066)	$(2,308)	$(20,302)	$(11,666)
Comprehensive loss	$(3,066)	$(2,308)	$(20,302)	$(11,666)
Net loss per common share:
Basic and diluted	$(0.18)	$(0.11)	$(0.99)	$(0.54)
Weighted-average common shares outstanding:
Basic and diluted	22,343,142	21,879,414	22,224,804	21,764,869

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
(1) Cost of revenue and operating expenses include following stock-based compensation expense:
Cost of revenue	$210	$314	$559	$738
Research and development	117	358	360	900
Sales and marketing	30	185	225	373
General and administrative	341	575	965	1,307

Connecture, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

(unaudited)

	As of September 30, 2016	As of December 31, 2015
Assets
Current assets:
Cash and cash equivalents	$16,693	$5,424
Accounts receivable - net of allowances	10,852	10,792
Prepaid expenses and other current assets	1,292	652
Total current assets	28,837	16,868
Property and equipment, net	2,211	2,109
Goodwill	30,838	26,779
Other intangibles, net	10,039	11,392
Deferred implementation costs	23,128	24,565
Other assets	1,122	976
Total assets	$96,175	$82,689
Liabilities, redeemable preferred stock and stockholders' deficit
Current liabilities:
Accounts payable	$8,794	$6,853
Accrued payroll and related liabilities	4,813	3,560
Other liabilities	1,271	2,188
Current maturities of debt	2,708	1,441
Deferred revenue	33,025	34,049
Total current liabilities	50,611	48,091
Deferred revenue	12,369	18,529
Deferred tax liability	23	23
Long-term debt	32,813	46,964
Other long-term liabilities	225	262
Total liabilities	96,041	113,869
Redeemable preferred stock	50,883	—
Total stockholders' deficit	(50,749)	(31,180)
Total liabilities, redeemable preferred stock and stockholders' deficit	$96,175	$82,689

Connecture, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

(unaudited)

	Nine Months Ended
	September 30,
	2016	2015
Cash flows from operating activities:
Net loss	$(20,302)	$(11,666)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	3,456	3,797
Stock-based compensation expense	2,109	3,318
Other	2,710	788
Changes in operating assets and liabilities:
Accounts receivable	435	(1,956)
Prepaid expenses and other assets	(560)	299
Deferred implementation costs	1,437	(652)
Accounts payable	1,352	2,211
Accrued expenses and other liabilities	(101)	586
Deferred revenue	(7,701)	(11,534)
Net cash used in operating activities	(17,165)	(14,809)
Cash flows from investing activities:
Purchases of property and equipment	(670)	(1,177)
Business acquisition, net of cash accquired	(4,683)	—
Net cash used in investing activities	(5,353)	(1,177)
Cash flows from financing activities:
Borrowings of debt	19,706	—
Repayments of debt	(34,268)	(4,084)
Proceeds from Preferred Stock, net	49,280	—
Other	(931)	(766)
Net cash provided by (used in) financing activities	33,787	(4,850)
Net increase (decrease) in cash and cash equivalents	11,269	(20,836)
Cash and cash equivalents - beginning of period	5,424	28,252
Cash and cash equivalents - end of period	$16,693	$7,416

Connecture, Inc.

Reconciliation of GAAP to Non-GAAP Measures

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Reconciliation from Gross Margin to Adjusted Gross Margin:
Gross margin	$8,838	$10,069	$19,108	$28,770
Depreciation and amortization	1,004	972	2,866	2,872
Stock-based compensation expense	210	314	559	738
Adjusted gross margin	$10,052	$11,355	$22,533	$32,380

Reconciliation from Net Loss to Adjusted EBITDA:
Net loss	$(3,066)	$(2,308)	$(20,302)	$(11,666)
Depreciation and amortization	1,179	1,247	3,456	3,797
Interest expense	584	1,438	2,851	4,275
Other expense (income), net	56	(1)	1,939	8
Income tax benefit	(85)	(23)	(60)	(42)
Stock-based compensation expense	698	1,432	2,109	3,318
Total net adjustments	$2,432	$4,093	$10,295	$11,356
Adjusted EBITDA	$(634)	$1,785	$(10,007)	$(310)